Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
The Board of Directors
Aspen Insurance Holdings Limited
We consent to the incorporation by reference in the registration statements on Form F-3 (No. 333-171167) and Form S-8 (Nos. 333-114765, 333-132476, 333-136441 and 333-155008) of Aspen Insurance Holdings Limited of our report dated February 25, 2011, with respect to the consolidated balance sheets of Aspen Insurance Holdings Limited as of December 31, 2010 and 2009, and the related consolidated statements of operations, shareholders’ equity, comprehensive income and cash flows, for each of the years in the three-year period ended December 31, 2010, and all related financial statement schedules, and the effectiveness of internal control over financial reporting as of December 31, 2010, which report appears in the December 31, 2010 annual report on Form 10-K of Aspen Insurance Holdings Limited.
Yours faithfully
/s/ KPMG Audit Plc
KPMG Audit Plc

London, UK

25 February 2011